EXHIBIT 10. (b)

Summary of Nonemployee Director Compensation

The Board of Directors (“Board”) of Computer Task Group, Incorporated (“Company”) approved the following equity awards for members of the Board.

Name	Stock Awards (# shares) (1)	Option Awards (# shares)
Thomas E. Baker	5,000	20,000
Randall L. Clark	5,000	20,000
Randolph A. Marks	5,000	20,000
William D. McGuire	5,000	20,000
John M. Palms	5,000	20,000
Daniel J. Sullivan	5,000	20,000

The stock awards vest at retirement. The option awards vest with 25% of the award on each of May 13, 2009, July 1, 2009, October 1, 2009, and January 1, 2010.

(1)	The figures represented in this column are the sum of two grants of restricted stock awarded to the Board as follows: (i) 2,500 shares of restricted stock were granted to each member on May 13, 2009 and (ii) 2,500 shares of restricted stock were granted to each member on February 18, 2009.

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